Exhibit 99.1

March 19, 2003 - News Release

For more information contact:
Jack G. Mason
Chief Financial Officer and Secretary

FOR IMMEDIATE RELEASE

               COX TECHNOLOGIES, INC. REPORTS SHAREHOLDER APPROVAL
              OF STOCK PURCHASE AGREEMENT, REVISED BANK AGREEMENTS

     Belmont, N.C. - Cox Technologies, Inc. (COXT.OB) (the "Company") reported that at a special meeting held on March 12, 2003, the Company's shareholders approved the Stock Purchase Agreement (the "Agreement") that it had entered into with Technology Investors, LLC, a North Carolina limited liability company ("Technology Investors") on January 20, 2003. Technology Investors is an affiliate of Mr. Brian D. Fletcher and Mr. Kurt C. Reid, each of whom is an executive officer and a director of the Company. In the Agreement, Technology Investors agreed to purchase 12,500,000 shares of the Company's common stock for $0.06 per share, for a total purchase price of $750,000. The Agreement was subject to shareholder approval.

     After the issuance of the 12,500,000 shares, Technology Investors, together with Messrs. Fletcher and Reid and their affiliates, collectively will own and control beneficially an aggregate of 15,554,633 shares of the Company's common stock, or approximately 38% of the Company's issued and outstanding common stock, including 2,621,667 shares of the Company's common stock that Technology Investors may obtain by converting its existing promissory note.

     Under existing arrangements with RBC Centura Bank, the Company's primary lender, $450,000 of the net proceeds were used to pay down the amount of principal outstanding under the Centura loans to below the target balance of $1,215,000. By obtaining this target balance, Centura has consolidated the Company's three existing loans into one loan and amortized the remaining balance over a 41-month period. Centura has also agreed to immediately lower the rate that interest will accrue on the loan to 30-day LIBOR plus 400 basis points and, once the balance is paid down below $800,000, to lower the interest rate to 30-day LIBOR plus 300 basis points. The remainder of the net proceeds from this transaction will be used to meet the working capital needs of the Company.

     Cox Technologies is engaged in the business of producing and distributing temperature recording and monitoring devices, both in the United States and internationally. The Cox1 graphic recorder and the DataSource(R) and Tracer(R) electronic data loggers are marketed under the trade name Cox Recorders and produce a record that is documentary proof of temperature conditions.
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     Statements contained in this document, which are not historical in nature, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations of forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "estimate," "intend," "plan," and other words and terms of similar meaning in connection with any discussion of future operating and financial performance. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those set forth in such forward-looking statements. Cox Technologies undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Such risks and uncertainties with respect to Cox Technologies include, but are not limited to, its ability to successfully implement internal performance goals, performance issues with suppliers, regulatory issues, competition, the effect of weather on customers, exposure to environmental issues and liabilities, variations in material costs and general and specific economic conditions. From time to time, Cox Technologies may include forward-looking statements in oral statements or other written documents.